Exhibit 99.1
News Release
PolyOne to Take Special Charges to Address Court Rulings
CLEVELAND — October 5, 2007 — PolyOne Corporation (NYSE: POL), a leading global provider of specialized polymer materials, services and solutions, announced today that it will take a special charge in the third quarter of 2007 for remediation costs at a site located in Calvert City, Kentucky.
PolyOne has been informed of rulings by the United States District Court for the Western District of Kentucky on several pending motions in the case of Westlake Vinyls, Inc. v. Goodrich Corporation, et al., which has been pending since 2003. The Court held that third-party defendant PolyOne must pay the remediation costs at the former Goodrich Corporation (now Westlake Vinyls, Inc.) Calvert City facility, together with certain defense costs of Goodrich Corporation. The rulings also provided that PolyOne can seek indemnification for contamination attributable to Westlake.
The environmental obligation at the site arose as a result of an agreement by PolyOne’s predecessor, the Geon Company, at the time of its spin-off from Goodrich Corporation in 1993, to indemnify Goodrich for environmental costs at the site. Neither PolyOne nor the Geon Company ever owned or operated the facility. Subject to the indemnification and other potential recovery rights discussed below, PolyOne will make a good faith payment of certain past remediation invoices. PolyOne currently estimates that the negative impact on third-quarter 2007 net income for this payment will be a special charge of approximately $15.2 million.
In addition, as a result of the rulings in the litigation, in accordance with U.S. generally accepted accounting principles, PolyOne will adjust its environmental reserve from $59.0 million at June 30, 2007, a portion of which already relates to the Calvert City site. The uncertainty associated with the litigation does not make it possible to conclusively determine what PolyOne’s environmental reserve will be upon resolution of the case, but PolyOne will increase the reserve in the third quarter of 2007, resulting in a charge of approximately $18.7 million (after tax) in the third quarter for remediation costs. Should the rulings stand, PolyOne expects that the annual additional cash cost for this remediation will be approximately $1.5 million to $2.0 million.
PolyOne retains the right to appeal the decisions in this case, will vigorously pursue insurance proceeds and reimbursement for costs incurred to the extent attributable to actions or inaction by Westlake and will challenge amounts that PolyOne believes were improperly invoiced by Goodrich Corporation. PolyOne intends to decrease the environmental reserve in future periods upon receipt of recoveries from Westlake, applicable insurance policies or other sources.

About PolyOne
PolyOne Corporation, with 2006 annual revenues of $2.6 billion, is a leading global provider of specialized polymer materials, services and solutions. Headquartered in northeast Ohio, PolyOne has operations in North America, South America, Europe, Asia and Australia, and joint ventures in North America and South America. See www.polyone.com for additional information on PolyOne.

Media Contact:	John Daggett
Director of Corporate Communications
440-930-3162

Investor Contact:	W. David Wilson
Senior Vice President & Chief Financial Officer
440-930-3204
Forward-looking Statements
In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance and/or sales. In particular, these include statements relating to charges relating to the costs of environmental remediation in Calvert City, Kentucky and the amount of the Company’s environmental reserve. Factors that could cause actual results to differ materially include, but are not limited to (a) actual defense costs of Goodrich Corporation incurred in connection with the Calvert City litigation to be reimbursed by us, (b) actual costs of remediation at the Calvert City facility, (c) our ability to obtain reimbursement for, or successfully challenge, remediation costs required to be paid by us, (d) the timing of remediation costs to be paid by us and (e) other uncertainties surrounding the Calvert City remediation and litigation, including any developments that would require any increase in our costs and/or reserves.
We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.
We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K that we provide to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any list to be a complete set of all potential risks or uncertainties. (Ref. #100507)
# # #

2